UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2014

 Alliant Techsystems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Alliant Techsystems Inc. (“ATK”) held its Annual Meeting of Stockholders on July 30, 2014. The stockholders voted upon the following proposals: (1) election of nine directors, (2) advisory vote to approve executive compensation, (3) ratification of the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2015, and (4) a stockholder proposal regarding the disclosure of actions taken on Sandy Hook Principles. The final voting results are set forth below.

Proposal 1:  Election of Directors. The nine nominees for election to the Board of Directors were elected to serve until the 2015 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, based upon the following votes:

	For	Withheld	Broker Non-Votes
Michael Callahan	26,557,042	336,643	2,701,672

Roxanne J. Decyk	26,423,537	470,148	2,701,672

Mark W. DeYoung	26,502,303	391,382	2,701,672

Martin C. Faga	26,524,116	369,569	2,701,672

Ronald R. Fogleman	26,506,708	386,977	2,701,672

April H. Foley	26,502,064	391,621	2,701,672

Tig H. Krekel	26,518,842	374,843	2,701,672

Douglas L. Maine	26,526,582	367,103	2,701,672

Roman Martinez IV	26,510,655	383,030	2,701,672

Proposal 2:  Advisory Vote to Approve Executive Compensation. The compensation of ATK’s “named executive officers,” as disclosed in ATK’s proxy statement dated June 13, 2014, was approved, on an advisory basis, based upon the following votes:

For	Against	Abstain	Broker Non-Votes
26,080,493	489,732	323,460	2,701,672

Proposal 3:  Ratification of Appointment of Independent Registered Accounting Firm. The proposal to ratify the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2015 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
28,998,605	333,648	263,104	—

Proposal 4:  Stockholder Proposal Regarding Disclosure of Actions Taken on Sandy Hook Principles. The stockholder proposal regarding disclosure of actions taken on Sandy Hook Principles was not approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
1,677,423	20,026,692	5,189,570	2,701,672

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

	By:	/s/ Scott D. Chaplin
	Name:	Scott D. Chaplin
	Title:	Senior Vice President, General Counsel and Secretary

Date: July 30, 2014